SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive proxy statement
Definitive additional materials
Soliciting material pursuant to Rule 14a-12

LA-Z-BOY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required.

  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

LA-Z-BOY INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Monday, July 30, 2001

Time:	11:00 a.m., Eastern Daylight Time

Place:	La-Z-Boy Incorporated Auditorium 1284 North Telegraph Road Monroe, Michigan

To our shareholders:	Monroe, Michigan June 29, 2001

      We invite you to attend our 2001 annual meeting of shareholders at the time and place shown above. The only business we expect to conduct at the meeting is electing three directors for three-year terms expiring in 2004 and approving a further amendment and restatement of our 1993 Performance-Based Stock Plan.

      We are mailing this notice and the accompanying proxy statement and proxy card to our shareholders on or about June 29, 2001. We also are enclosing a copy of our 2001 Annual Report, which contains financial statements for the fiscal year ended April 28, 2001.

      Only shareholders of record at the close of business on June 22, 2001 will be entitled to vote at the meeting.

      Whether you plan to attend the meeting in person or not, please date, sign, and return the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card). Even though you vote by one of these methods prior to the meeting, you may still vote your shares in person by revoking the proxy at the meeting.

BY ORDER OF THE
BOARD OF DIRECTORS

James P. Klarr, Secretary

2001 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

Questions and Answers

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you at the upcoming annual meeting in the way that you want to vote. You also may choose to abstain from voting. The proxy card enclosed is being solicited by La-Z-Boy’s board of directors.

Q:	What is the purpose of this annual meeting?

A:	At the annual meeting, shareholders will elect three directors for three-year terms expiring in 2004. The board’s nominees are David K. Hehl, Rocque E. Lipford and Jack L. Thompson. (See page 3). In addition, we will be voting on a proposal to approve a further amendment and restatement of our 1993 Performance-Based Stock Plan and thereby the items for setting performance goals under it and target awards that have been granted under it subject to shareholder approval of the plan. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the proxy will have authority to vote on it as they see fit.

Q:	Who is entitled to vote?

A:	Only record holders of our common shares at the close of business on the record date, June 22, 2001, are entitled to vote at the annual meeting. Each common share has one vote.

Q:	How do I vote?

A:	Sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement and FOR the Further Amended and Restated 1993 Performance-Based Stock Plan. Your shares also will be voted on any other business that comes before the meeting.

Q:	Can I vote by telephone or on the Internet?

A:	Yes. If you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy card.

If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet.

Q:	Can I change my vote after I have voted?

A:	A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary to request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet, to ensure that all your shares are voted.

Q:	What makes up a quorum?

A:	There were 60,801,895 common shares outstanding on the record date for the meeting. A majority of those shares present or represented by proxy at the meeting makes a quorum. A quorum is necessary to conduct the meeting.

Q:	How does the voting work?

A:	Directors will be elected by plurality vote. This means that the nominees receiving the highest through third-highest numbers of votes will be elected, regardless of the total number of votes cast or withheld. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. If you vote by telephone or on the Internet, follow the instructions attached to the proxy card.

Approval of the Further Amended and Restated 1993 Performance-Based Stock Plan requires that a majority of the shares entitled to vote at the meeting are actually voted “FOR” or “AGAINST” the proposal and that the majority of the shares actually voted are in favor of the proposal. You may vote or abstain from voting on the proposal on your proxy card. Again if you vote by telephone or on the Internet, follow the instructions attached to the proxy card.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the record date may attend.

Q:	Where is La-Z-Boy’s principal executive office?

A:	1284 North Telegraph Road, Monroe, Michigan 48162.

1.  ELECTION OF DIRECTORS

       Our board of directors is divided into three classes, two consisting of three directors each and one consisting of four directors. Directors in each class serve for three-year, staggered terms. The terms of the three directors in one of the classes expire at this year’s annual meeting, so three directors will be elected at the meeting. The three directors elected will serve until our annual meeting of shareholders in 2004.

      Under the applicable Michigan corporate law, directors will be elected at the meeting from among those persons duly nominated by a plurality of votes cast. This year, the nominees who receive the highest through third-highest numbers of votes will be elected, regardless of the number of votes that for any reason, including abstention or withholding of authority, are not cast for the election of those nominees.

      The board’s director nominees are two of the three current directors whose terms are scheduled to expire at the meeting and Jack L. Thompson. All of the nominees have consented to serve if elected. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

      Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years.

Director Nominees For Terms To Expire In 2004

[HEHL PHOTO]	David K. Hehl, age 54 Director since 1977
• Principal in the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C.
• Serves on Audit Committee (Chair), Compensation Committee, and Compensation Subcommittee

[LIPFORD PHOTO]	Rocque E. Lipford, age 62 Director since 1979
• Principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C. and its predecessor partnership
• Director of Monroe Bank & Trust
• Serves on Committee on the Board, Audit Committee, and Compensation Committee

[THOMPSON PHOTO]	Jack L. Thompson, age 62 First Term Nominee
• CEO and President, since June 1997, of Penda Corporation, a manufacturer and marketer of truck bedliners and accessories
• President of Monroe Auto Equipment Company and Senior Vice President of Tenneco Automotive from October 1993 until retirement February 1997

Directors With Terms Expiring In 2003

[FOSS PHOTO]	John H. Foss, age 58 Director since 2001
• Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company
• Director of United Bankcorp, Inc.
• Director of Tecumseh Products Company

[NORTON PHOTO]	Patrick H. Norton, age 79 Director since 1981 • Our Chairman of the Board since October 1997 • Formerly, our Senior Vice President Sales and Marketing • Director of Culp, Inc.

[PETRAUSKAS PHOTO]	Helen O. Petrauskas, age 57 Director since 2000
• Vice President Environmental and Safety Engineering of Ford Motor Company from 1983 until retirement in June 2001
• Director of Sherwin-Williams Company
• Director of MCN Energy, Inc.
• Serves on Compensation Committee and Compensation Subcommittee

Directors With Terms Expiring In 2002

[KISER PHOTO]	Gerald L. Kiser, age 54 Director since 1997
• Our President and Chief Operating Officer since October 1997
• Formerly, our Executive Vice President and Chief Operating Officer (April — October 1997), Vice President-Operations (May 1996 — April 1997), and Vice President of Engineering and Development (May  1995 — April 1997)
• Director of Monroe Bank & Trust

[WEAVER PHOTO]	John F. Weaver, age 84 Director since 1971
• Vice Chairman of the Board of Monroe Bank & Trust from April 1997 until retirement in December 1999
• Formerly, Executive Vice President and a director of Monroe Bank & Trust
• Serves on Compensation Committee (Chair) and Audit Committee

[JOHNSTON PHOTO]	James W. Johnston, age 62 Director since 1991 • Self-employed financial and business consultant and private investor • Serves on Committee on the Board

[LEVY PHOTO]	H. George Levy, M.D., age 51 Director since 1997
• Doctor of Otolaryngology
• Chairman and CEO of USI, Inc. (e-commerce, consulting, Web design, and systems integration)
• CEO and Founder of Enduenet, Inc. (Web based e-learning, business to business, physician practice enhancement) since 1996
• Director of Michigan Trust Bank
• Director of Telenetics Inc.
• Serves on Committee on the Board (Chair), Compensation Committee and Compensation Subcommittee

Director Retirement

       Mr. F.H. Jackson, who worked for us for over 31 years until retiring in April 2001 as Executive Vice President Finance and Chief Financial Officer, has served on our board since 1971. Mr. Jackson announced his retirement from the board effective June 1, 2001. As he leaves us, all directors and management would like to take this opportunity to thank Fritz for his unwavering dedication since joining us. During his tenure, La-Z-Boy grew from a mid-sized furniture manufacturer to the leading company in our industry today. We wish him the very best in his retirement years.

[JACKSON PHOTO]

Director Not Standing For Re-Election

       Mr. Gene Hardy has served on our board since 1982, and has worked for us for over 30 years until retiring in April 2000 as Treasurer and Secretary. Mr. Hardy is the other current director whose term of office expires at the annual meeting. As he leaves the board, all directors and management thank him once again for his many years of truly dedicated service to La-Z-Boy and for the invaluable advice and counsel he consistently has provided during his tenure on the board.

[HARDY PHOTO]

DIRECTORS’ MEETINGS AND STANDING COMMITTEES

       During fiscal 2001, our board of directors held seven meetings. Each director attended at least 75% of the total number of all board meetings and all meetings of board committees on which he or she served that were held during the fiscal year.

      The standing committees of the board include an Audit Committee, a Compensation Committee, a governance committee called the Committee on the Board, and a subcommittee of the Compensation Committee, informally referred to as the Compensation Subcommittee. We provide more information about each of them below.

Audit Committee (5 meetings in fiscal 2001)

•	Assists the board in fulfilling its responsibility to oversee management’s conduct of the financial reporting process.

•	Oversees management (which is responsible for preparing financial statements) and the outside auditor (which is responsible for auditing them), but does not provide any expert or special assurance about financial statements or any professional certification of the outside auditor’s work.

•	Common recurring activities:

—	Reviews audited financial statements with management and the outside auditor.

—	Reviews interim financial statements with management and the outside auditor.

—	Discusses quality and adequacy of internal controls with management and the outside auditor.

—	Annually requests from the outside auditor a written statement of relationships between the auditor and La-Z-Boy as provided in Independence Standards Board Standard No. 1, discusses with the outside auditor any relationships disclosed and their impact on the auditor’s independence, and recommends that the board take appropriate action in response to the report to satisfy itself of the auditor’s independence.

•	Carries out the other functions specified in the Audit Committee charter (attached as Exhibit A).

Compensation Committee (2 meetings in fiscal 2001)

•	Recommends to the board the cash and other remuneration of officers (except under plans administered by the Compensation Subcommittee) and the remuneration of directors.

•	Administers our cash incentive compensation plan for employees.

Compensation Subcommittee (2 meetings in fiscal 2001)

•	Administers our stock-based employee incentive plans.

•	Composed entirely of directors who are both “non-employee directors” under SEC Rule 16b-3 and “outside directors” under Internal Revenue Code Section 162(m) regulations.

Committee on the Board (3 meetings in fiscal 2001)

•	Identifies, evaluates, and recommends to the board candidates for its slate of director nominees for election by shareholders or appointment to fill vacancies on the board. In addition to considering prospective candidates identified by the committee’s own members or referred to it by other board members, management, or outside sources, the Committee on the Board will consider candidates recommended by shareholders. (For information on how to propose a candidate to the Committee on the Board and on the requirements for a shareholder’s own nomination of a director, see “Director Nominations and Shareholder Proposals for Next Annual Meeting” on page 31.)

•	Considers and makes recommendations to the board on other matters relating to the board’s practices, policies, and procedures and on the size, structure, and composition of the board and its committees.

•	Assesses whether the professional experience and expertise of the individual directors or proposed directors, in light of the overall mix of experience, expertise, and independence among the directors, will enable the board to assist in developing long term strategic and financial goals and monitoring our progress toward achieving them.

•	Considers director succession planning and the application of policies pertaining to tenure on the board.

DIRECTOR COMPENSATION

       Directors who also are our employees receive no additional compensation for serving on the board. Directors who are not our employees receive:

     Cash Compensation

•	$20,000 annual cash retainer.

•	$750 attendance fee for each board meeting and board committee or subcommittee meeting attended, including telephonic attendance.

     Options

•	On first becoming a director, a 30-day option on 4,500 common shares at a 75% discount from the market price of the shares.

•	At the beginning of each fiscal year while still a director, a similarly discounted 30-day option on 600 common shares.

•	Transfer of shares acquired by option exercises is restricted while a director remains on the board.

Arrangements with Gene Hardy and Fritz Jackson

      In connection with Mr. Hardy’s retirement as our employee, we entered into a consulting arrangement with him for the period from May 1 to July 31, 2000. Under these arrangements, he received $89,600 during fiscal year 2001. Mr. Hardy also receives retirement benefits on the same terms and conditions as other executive retirees.

      In connection with his retirement as our employee, Mr. Jackson entered into a consulting agreement with us for the period from April 30 to May 31, 2001, for which he was paid a total of $37,140. Mr. Jackson also receives retirement benefits on the same terms and conditions as other executive retirees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2001 all Section 16(a) filing requirements were complied with in a timely fashion.

SHARE OWNERSHIP INFORMATION

       Under applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right sometimes also is considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares.

      The tables below provide information about beneficial owners of our common shares at the record date for the annual meeting, based on those SEC rules. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of Known Over 5% Beneficial Owners

Name and Address	Number of Shares	Percent of Class

Monroe Bank & Trust

Monroe, Michigan 48161	9,772,187	16.072%
Kayne Anderson Rudnick Investment Management, LLC

Los Angeles, CA 90067	4,307,729	7.085%
Perkins, Wolf, McDonnell & Company

Chicago, IL 60604	5,088,525	8.369%

•	The shares reported for Monroe Bank & Trust are as of June 21, 2001 and are held in various trusts of which it is the trustee or a co-trustee or as personnel representative of an estate. In these capacities, it has sole or shared dispositive and/or voting power over all of the reported shares. Monroe Bank & Trust holds 694,500 of the reported shares as sole trustee of a trust for the benefit of participants in our employee profit sharing plan.

•	The information about Kayne Anderson Rudnick Investment Management, LLC is based on a Schedule 13G it filed on February 15, 2001, with share ownership information updated by telephone call on June 8, 2001. Kayne Anderson Rudnick Investment Management, LLC reports that it holds 4,307,729 common shares with shared voting and dispositive powers over all such shares, all of which are held in managed accounts. Kayne Anderson Rudnick Investment Management, LLC disclaims any beneficial ownership of the shares reported.

•	The information about Perkins, Wolf, McDonnell & Company is based on a Schedule 13G it filed on or about February 15, 2001, with share ownership information updated by telephone call on May 31, 2001. Perkins, Wolf, McDonnell & Company reports that it holds 5,088,525 common shares with sole dispositive and/or voting power over 27,800 shares and shared dispositive and/or voting power over 5,060,725 shares.

Security Ownership of Current and Fiscal 2001

Executive Officers, Current Directors, and Nominees

Name	Number of Shares	Percent of Class

John H. Foss	4,500	*

Gene M. Hardy	90,724	*

David K. Hehl	26,172	*

Frederick H. Jackson	584,768	*

James W. Johnston	990,285	1.629%

Gerald L. Kiser	145,873	*

H. George Levy	8,400	*

Rocque E. Lipford	14,100	*

Patrick H. Norton	152,868	*

Helen O. Petrauskas	5,100	*

David M. Risley	0	*

Jack L. Thompson	0	*

John F. Weaver	12,900	*

All as a group (13 persons)	2,035,690	3.348%

*	less than 1%

•	For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or will become exercisable within 60 days of the date of this proxy statement are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual group member only the optioned shares held by that group member are treated as outstanding. The table includes the following numbers of optioned shares:

Shares Covered by Options

Mr. Hardy	2,325

Mr. Jackson	107,603

Mr. Kiser	64,055

Mr. Norton	78,455

•	The table also includes the following numbers of shares owned by a named person’s wife, beneficial ownership of which is disclaimed by him:

Shares of Spouse

Mr. Hardy	51,330

Mr. Hehl	5,616

Mr. Jackson	2,400

Mr. Johnston	153,935

Mr. Lipford	2,400

•	Shares shown in the table for Messrs. Risley and Weaver do not include the 694,500 shares held in our profit-sharing plan trust. These gentlemen act as an informal committee that from time to time has made investment recommendations to Monroe Bank & Trust, the trustee. The trustee has sole voting and investment power over the shares in the trust, and while it has followed the informal committee’s recommendations in the past, it has no obligation to do so.

EXECUTIVE COMPENSATION

Summary Information

      The table below provides summary information for the past three fiscal years concerning the compensation of each of our fiscal 2001 executive officers (“named executives”). David M. Risley was named an executive officer at the beginning of fiscal year 2002 and therefore is not included in the table.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation

				Awards	Payouts

				Incentive	Long-Term
				Stock	Incentive
				Option	Plan	All Other
		Salary	Bonus	Grants	Payouts	Compensation
Name and Principal Position	Year	$	$	#	$	$

Gerald L. Kiser	2001	383,700	—	40,000	96,272	81,863
President and COO	2000	350,020	148,597	26,000	221,663	81,212
	1999	336,200	290,907	27,600	122,119	40,331

Patrick H. Norton	2001	346,483	—	40,000	96,272	86,221
Chairman of the Board	2000	316,227	133,998	26,000	221,663	77,801
	1999	303,848	262,322	27,600	234,844	78,280

Frederick H. Jackson	2001	379,752	—	40,000	96,272	92,059
Executive VP Finance & CFO	2000	315,929	133,998	26,000	221,663	77,908
through April 30, 2001	1999	303,852	262,322	27,600	234,844	78,354

•	Amounts listed under “Salary” and “Bonus” include, where applicable, amounts electively deferred by a named executive under our matched retirement savings plan, a 401(k) plan.

•	We have adjusted the fiscal 1999 option grants reported above to reflect the three-for-one split of our common shares that occurred on September 14, 1998.

•	Amounts reported under “Bonus” for Mr. Kiser do not include mandatory bonuses paid each year due to his participation in our personal executive life insurance program. Those bonuses, and amounts akin to partial tax “gross ups” related to those bonuses, are included under “All Other Compensation.”

•	Amounts reported under “Long-Term Incentive Plan Payouts” relate to performance awards under our current performance plan, which is more fully discussed under “Long-Term Incentive Compensation Target Awards” (see page 15) and which we are proposing to further amend and restate, (see page 25). We make these awards in common shares or 30-day options on common shares. The amounts reported are the numbers of shares or options we granted multiplied by the NYSE closing price for our common shares on the grant dates and reduced, where applicable, by option exercise prices.

•	The fiscal 2001 and prior year amounts reported for Mr. Kiser under “All Other Compensation” also include amounts related to his participation in the personal executive life insurance program. Under that program, a participating employee receives supplemental life insurance intended to provide benefits to the employee after his retirement and/or to a beneficiary upon his death. A participating employee is not eligible to receive further contributions for his account under the profit-sharing plan or our supplemental executive retirement plan (which are not currently taxable to the employee) but does receive an annual bonus (which is currently taxable) in an amount equal to the amount of premiums payable by him during the year on his insurance policy under the program, plus an additional 32% of that premium amount, which has the effect of partially reimbursing the employee for the taxes payable on the bonus. In fiscal 2001, the program-related bonus (including tax gross up) was $72,398 for Mr. Kiser. Under certain limited circumstances, some or all of the tax gross up portions of the program-related bonuses would be repayable to the company out of policy proceeds, but we consider repayment in most cases to be a remote possibility at best.

•	We pay a portion of Mr. Kiser’s premiums on his policy under the executive life insurance program. The fiscal 2001 amount reported under “All Other Compensation” for Mr. Kiser includes $51,090 as the estimated value to him of the premium portion we paid for that year, and the fiscal 2000 and 1999 amounts reported for him as “All Other Compensation” also include estimated value amounts for life insurance premiums we paid. The full amount of these paid premiums is repayable to us — generally at the later of seven years after purchase of the policy or retirement, but also upon death or other termination of employment if that were to occur earlier. We have calculated the estimated amounts as if the payments were advanced to Mr. Kiser on an interest-free basis from the time they were paid until May 2004 (the seventh anniversary of the policy issuance date). Depending on the time at which he actually leaves our employ, the actual value he ultimately receives from these premium payments may be significantly less or significantly more than the amounts estimated.

•	Amounts reported under “All Other Compensation” also include amounts allocated for named executives to our supplemental executive retirement plan and/or our profit-sharing plan, earnings credited to them under the supplemental plan, and the cash value at date of contribution of matching contributions made for their accounts under our matched retirement savings plan, which we made in the form of common shares. A breakdown of these amounts for fiscal 2001 is provided below.

Amounts allocated to
supplemental and/or profit-sharing plan:

		Earnings credited on retirement
		balances under supplemental plan:

Gerald L. Kiser	$-0-	Gerald L. Kiser	$7,849

Patrick H. Norton	51,900	Patrick H. Norton	33,457

Frederick H. Jackson	51,900	Frederick H. Jackson	33,314

Contributions under
matched retirement savings plan:

Gerald L. Kiser	$1,616

Patrick H. Norton	864

Frederick H. Jackson	1,855

•	We have not included our cost of providing perquisites or other personal benefits to named executives in the summary compensation table. For each year reported and each named executive, that cost did not exceed $50,000 or, if less, 10% of the executive’s salary and bonus.

Option Grants

      The table below reports on stock options granted to named executives during fiscal 2001 and the potential realizable value of those grants, assuming stock price appreciation rates of 5% and 10% annually over the term of the options. The 5% and 10% rates of appreciation used in the table are not intended to forecast possible future actual appreciation, if any, in our stock price.

      All options reported in the table are options on common shares granted under our stock option plan for employees. Some of the options qualify as incentive stock options under the Internal Revenue Code, and the rest are non-qualified stock options. Normally, the options become exercisable in 25% increments on the first through fourth anniversaries of grant and, once exercisable, remain exercisable through the fifth anniversary of grant. However, in the event of a grantee’s death or retirement at or after age 65 (or earlier with our consent), each of the grantee’s options would become immediately exercisable in full and continue to be exercisable for one year or, if earlier, until the option’s scheduled expiration date (In the table below, the expiration dates for Mr. Jackson’s options have been modified accordingly.) In addition, under the agreements described under “Change in Control Agreements” on page 16, if a change in control were to occur, each then outstanding option granted to a named executive would become exercisable in full. Termination of an executive’s employment under any circumstances other than those described above would cause all of his options to terminate immediately.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed
					Annual Rates of Stock Price
					Appreciation for Option Terms ($)

Individual Grants					5% Per Year		10% Per Year

		% of Total	Exercise		Price		Price
	Options	Options Granted	or Base		Per	Aggregate	Per	Aggregate
	Granted	to Employees	Price	Expiration	Share	Value	Share	Value
Name	(#)	in Fiscal Year	($/SH)	Date	($/SH)	($)	($/SH)	($)

Gerald L. Kiser	40,000	5.5793	15.50	7/31/05	4.28	171,295	9.46	378,516

Patrick H. Norton	40,000	5.5793	15.50	7/31/05	4.28	171,295	9.46	378,516

Frederick H. Jackson	40,000	5.5793	15.50	4/28/02	1.38	55,015	2.80	112,010

Options Exercised and Held

      The table below provides information about stock options that executive officers exercised in fiscal 2001 and the value of the remaining options they held at the end of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options
	Acquired	Value	Fiscal Year End		at Fiscal Year End
	on Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable
Name	#	$	#		$

Gerald L. Kiser	12,750	50,469	57,500/	80,500	230,720/	141,320

Patrick H. Norton	28,500	95,000	71,900/	80,500	342,608/	141,320

Frederick H. Jackson	17,274	80,252	152,400/	0	483,928/	0

•	The “Value Realized” column above reports the amount an executive would have realized if he had sold the shares acquired on the exercise date, without taking brokerage commissions into account. Amounts reported are based on the NYSE closing market price of our common shares on the exercise date, minus the exercise price.

•	“In-the-Money” amounts are based on the NYSE closing market price of our common shares at the end of fiscal 2001 ($18.02), minus the exercise price.

Long-Term Incentive Compensation Target Awards

      Under our current performance plan, before or early in each fiscal year, employees selected by the Compensation Subcommittee may be granted contingent target awards the potential payouts on which are linked to achievement by the end of a three-year cycle, consisting of that and the next two fiscal years, of performance goals established by the Subcommittee when the target awards are granted. All performance awards under this plan are structured as options to purchase or outright grants of our common shares. For each recipient of a target award, the maximum performance award potential, which is awarded after the end of the cycle if all performance goals are achieved, is a grant of shares equal to four times the base number of shares established for that target award. The minimum potential performance award, for achievement of only one performance goal during the cycle, is a 30-day option to purchase the base number of shares at 50% of their fair market value at date of grant of the target award.

      Early in fiscal 2001, the Compensation Subcommittee granted target awards to performance plan participants, including all named executives, for the performance cycle ending April 26, 2003, and it established four uniform financial goals for those awards. The goals related to sales growth, earnings before income taxes, operating profit margin, and return on total capital. We provide more information about the target awards to named executives in the table below.

Long-Term Incentive Plan

for Performance Period Ending April 26, 2003

	Base Number	For One	For Two	For Three
Name	of Shares	Goal	Goals	Goals	For All Goals

Frederick H. Jackson	5,000	5,000	10,000	15,000	20,000

Gerald L. Kiser	5,000	5,000	10,000	15,000	20,000

Patrick H. Norton	5,000	5,000	10,000	15,000	20,000

•	Numbers reported under “For One Goal” are the numbers of shares that would become subject to 30-day option if only one performance goal is achieved.

•	Numbers reported under “For Two Goals” are the numbers of shares that would become subject to 30-day option if two performance goals are achieved. The per share exercise price for each option would be 25% of the fair market value of a common share at the date of grant of the target awards.

•	Numbers reported under “For Three Goals” are the numbers of shares that would be awarded, in the form of an outright grant, if three performance goals are achieved.

•	Numbers reported under “For All Goals” are the numbers of shares that would be awarded, in the form of an outright grant, if all performance goals are achieved.

      Under the terms of the current performance plan, if a target award grantee’s employment terminates due to death, or if his employment terminates due to disability or retirement with our consent and the terminated employee dies before the end of the performance cycle, his estate administrator may elect to receive a performance award before the end of the cycle. If the election is made, the estate would receive either a 30-day option on the number of shares shown in the “For Two Goals” column, as if two performance goals had been met, or an outright grant of the same number of shares, depending on whether employment terminated during the first or second half of the performance cycle. Termination of a grantee’s employment due to death, disability, or consensual retirement otherwise has no effect on outstanding target awards, but termination for any other reason automatically cancels the awards.

      The holder of a target award under the current plan also will be deemed automatically to have earned and been granted a performance award equal to an outright grant of the number of shares reported under “For All Goals” if a person or group becomes an acquiring person or certain changes in the composition of the board occur while the target award is outstanding. The same effect also will result if, while there is an acquiring person, other significant transactions specified in the plan should occur, unless the transaction has been approved by a majority of directors who were board members before the acquiring person became an acquiring person.

      Although we are proposing that our performance plan be further amended and restated (see page 25), none of the target awards disclosed here will be affected whether or not the proposal is approved.

Change in Control Agreements

      We have change in control agreements currently in effect with Messrs. Kiser and Norton. (We also had such agreements with Messrs. Hardy and Jackson while they were executive officers but they became inoperative upon their retirements from employment.) The employees eligible for change in control agreements are selected by the Compensation Committee. The full board has approved each agreement. Each agreement provides that if the covered employee is terminated, other than for cause, disability, death, or retirement, within three years after a change in control of La-Z-Boy Incorporated, that person will be entitled to receive a lump sum severance payment equal to three times his annualized salary and three times the average bonus amount paid to him in the previous three years. The covered employee also would be entitled to continuation of employee welfare benefit payments and reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement following a change in control. In consideration of these obligations, each covered employee has agreed to remain in our employ during the pendency of any proposal for a change in control. Each agreement expires December 31, 2001 but automatically renews for an additional one-year period unless either party gives the other 90 days’ prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Related Party Transactions

      Palm Beach Furniture Company. This company has been a La-Z-Boy dealer since 1991. Since December 1996, it has been 100% owned by Frederick Jackson’s wife, and before that time it was 50% owned by their son, Frederick H. Jackson III. The younger Mr. Jackson has managed Palm Beach since it commenced operations. In August 1999, Palm Beach took over the operations of three La-Z-Boy Furniture Galleries in southeast Florida that we previously had taken over from a dealer we terminated — two on premises leased from third parties and one on premises we own. In May 2000, our board of directors approved terms for continuing arrangements with Palm Beach for the operation of these galleries.

      We lease one of the leased locations under a triple net lease that expires on December 31, 2011 and requires rental payments of $100,000 per year. Palm Beach subleases these premises from us on a pass-through basis. We lease the other leased location under a triple net lease with an initial term that expires on February 1, 2005 and options to renew for up to 15 more years. Base rent is $242,800 per year for the initial term, with higher rent if the options are exercised. Palm Beach operates the La-Z-Boy Furniture Gallery there under an agreement that is the economic equivalent of a pass-through sublease. (For the privilege of operating the gallery as an independent business, Palm Beach has agreed to be responsible for all of our obligations under our lease.) We lease the location we own to Palm Beach under a triple net lease with rental payments of $221,000 per year. During fiscal 2001, Palm Beach paid to us or on our behalf a total of $564,000 under these lease and sub-lease obligations.

      Before Palm Beach took over operations at the first of the leased locations, we spent approximately $290,000 for leasehold improvements there. Palm Beach has agreed to repay us for these expenditures with simple interest at the rate of 7% per annum from August 1, 1999, payable in eight annual installments of principal and interest beginning August 1, 2000. At the other leased location, we spent approximately $621,000 for leasehold improvements to the premises, $400,000 of which Palm Beach has agreed to repay to us with simple interest at the rate of 7% per annum from May 1, 2000, payable in eight annual installments of principal and interest beginning May 1, 2001. During fiscal 2001, Palm Beach paid us a total of $49,000 on these obligations. At the end of the fiscal year, it continued to owe us $662,000 on these notes.

      We gave Palm Beach an option to buy our owned property for its fair market value, as determined by averaging two independent appraisals, which it exercised. We have not closed the sale of this property yet but expect to do so by the end of this year’s second quarter. The average of the appraisals on the property is $1,775,000, against which Palm Beach is entitled to receive a credit equal to the total rent paid to us under its lease for the twelve months preceding the closing of the sale. We will finance Palm Beach’s purchase price over ten years, with principal and simple interest at the rate of 8% per annum, amortized over 20 years and with a balloon payment due at the end of the ten-year term. Palm Beach’s payment obligations will be secured by a first mortgage on the property, and we will have a right of first refusal if Palm Beach seeks to sell it while the mortgage is outstanding.

      Kevin Norton. Kevin Norton, the son of Patrick Norton, is an independent sales representative for La-Z-Boy residential products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 95 other La-Z-Boy residential sales representatives.

      Mitch Kiser. Mitch Kiser, the son of Gerald Kiser, is an independent sales representative for Kincaid products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 44 other Kincaid sales representatives.

PERFORMANCE COMPARISON

       The graph below shows the return for our last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 27, 1996 in our common shares, in the S&P 500 Composite Index, in the NYSE Index, and in a peer group comprised of the following publicly traded furniture industry companies: Bassett Furniture, Bush Industries, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Rowe Companies, and Stanley Furniture. The stock performance of each company in the peer group has been weighted according to its relative stock market capitalization for purposes of arriving at group averages. We have included the S&P 500 Composite Index, which we feel is a more representative and available broad stock market index. We intend to use the S&P 500 Composite Index for future comparisons rather than the NYSE Index.

Assumes $100 Invested on April 27, 1996

Assumes Dividends Reinvested
Fiscal Year Ended April 28, 2001

Company/Index/Market	1996	1997	1998	1999	2000	2001

La-Z-Boy Incorporated	$100.00	$109.80	$186.23	$202.09	$169.67	$199.30

Peer Group	100.00	132.79	263.01	215.18	174.78	215.53

NYSE Index	100.00	120.49	169.58	189.85	194.95	193.50

S&P 500 Composite Index	100.00	125.13	176.52	215.04	236.82	206.10

INDEPENDENT ACCOUNTANTS

       Our financial statements for fiscal 2001 were audited by the firm of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting, will have an opportunity to make a statement at the meeting if he or she desires to do so, and will be available to answer appropriate questions that may be raised by shareholders at the meeting. At the recommendation of the Audit Committee, the board of directors has reappointed PricewaterhouseCoopers LLP as independent accountants for the current year.

AUDIT FEES

       For fiscal 2001 PricewaterhouseCoopers LLP billed us for professional services as follows:

Audit Fees for the year ended April 28, 2001 and the fiscal year 2001 quarterly reviews	$444,000

Financial Information Systems Design and Implementation Fees	—

All Other Fees, including audits of employee benefit plans, tax compliance assistance and other advisory services	396,000

Total	$840,000

AUDIT COMMITTEE REPORT

       We are the members of the Audit Committee of La-Z-Boy’s board of directors. We also served in the capacity throughout fiscal 2001. We operate under the charter attached as Exhibit A, our chairman is a certified public accountant and all of us are financially literate and meet the standards for independence specified in Sections 303.01(B)(2) and (3) of the New York Stock Exchange’s Listing Standards.

      The primary purpose of our Committee is to assist the board in fulfilling its responsibility to oversee management’s conduct of La-Z-Boy’s financial reporting process, including by overviewing the financial reports and other financial information provided by La-Z-Boy to any governmental or regulatory body, the public, or other user’s of that information, La-Z-Boy’s system of internal accounting and financial controls, its financial reporting process, and compliance with laws and regulations and ethical business standards. Management is responsible for La-Z-Boy’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. La-Z-Boy’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing their report. Our committee monitors and oversees these processes.

      In this context, during fiscal 2001, we met and held discussions with management and PricewaterhouseCoopers LLP. Management represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. We also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, PricewaterhouseCoopers LLP also provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PricewaterhouseCoopers LLP that firm’s independence. We also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed above under the caption “Audit Fees”) when considering their independence.

      Based upon our discussions with management and PricewaterhouseCoopers LLP and our review of the representation of management and the report of PricewaterhouseCoopers LLP to us, we recommended that the board of directors include the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended April 28, 2001 to be filed with the Securities and Exchange Commission.

The Audit Committee
David K. Hehl, Chairman
Rocque E. Lipford
John F. Weaver

JOINT REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the board and its Compensation Subcommittee determine the compensation of executive officers and of other senior executives. The Subcommittee is charged with administering the stock-related employee plans in which executive officers may participate. The Compensation Committee determines all executive officer compensation not assigned to the Subcommittee.

      This is a joint report by the Subcommittee and the Committee on the policies they followed and the decisions they made for fiscal 2001. The Subcommittee provides information about decisions made by the Subcommittee only. The Committee provides all other information.

Compensation Philosophy

      La-Z-Boy’s executive compensation programs are premised on the conviction that the interests of executives should be closely aligned with those of shareholders. We believe that to further that objective a substantial portion of the aggregate potential compensation of executive officers should be directly and materially linked to operating performance. Consequently, we place a significant portion of each executive’s total compensation at risk and link it to the accomplishment of specific results intended to benefit shareholders in both the short and long terms. Since achievement of performance objectives over time is a primary determinant of share price, we weight executive compensation heavily on the basis of performance and achievement of these goals. This performance orientation:

•	Motivates executives to improve overall performance and profitability by rewarding them when specific, measurable results have been achieved.

•	Further encourages accountability through incentive awards based on performance and contribution toward short and long term goals.

•	Compensates executives well in years when corporate performance has been superior, which permits us to attract and retain the talent La-Z-Boy needs to lead and grow its business, and compensates them below competitive benchmarks in years of below average performance.

•	Supports business goals and direction and specifically links executive and shareholder interests through equity-based compensation plans.

•	Maximizes growth-driven financial performance, balancing appropriately short and long term goals.

Compensation Plan Overview

      For years, our practice has been to review the executive compensation programs of furniture manufacturers, including peer group companies, and other manufacturing companies of similar size whose executives have similar responsibilities and operations. Often, we also review analyses of compensation data and recommendations presented by a compensation consultant retained to assist us in our deliberations. For fiscal 2001 Frederic W. Cook & Co undertook a comprehensive study for us.

      The scope of Cook’s review included base salary, annual bonus, long-term incentives, and special benefits for La-Z-Boy’s top three officers. All competitive comparisons were made against a group of 16 furniture manufacturing companies (including, where available, companies in the peer group shown in the performance comparison on page 19). Overall, Cook deemed La-Z-Boy’s executive compensation program generally complete, in line with competitive practices, and reasonable versus the comparison group, given La-Z-Boy’s relative size and performance. Consistent with Cook’s recommendations for fiscal 2001, the Compensation Committee decided with respect to Messrs. Kiser and Norton to increase base salaries and maintain the target cash bonus opportunity under the management incentive plan. The Subcommittee decided to grant stock options and target awards under the performance plan to them according to Cook’s guidelines.

      The chief components of La-Z-Boy’s executive compensation program are salary, annual cash incentive bonuses, and long-term incentives utilizing stock-based awards. The Subcommittee made all decisions about stock-based awards for fiscal 2001. The Compensation Committee made all other decisions about fiscal 2001 compensation of executive officers. In making those decisions, both the Compensation Committee and the Subcommittee considered the components identified above as a whole and sought to balance the total compensation package between the more stable salary portion and the “at risk” incentive portions, so that a substantial percentage of the total potential compensation of each executive would be dependent on the achievement of short and long term strategic goals and increases in the value of La-Z-Boy’s common shares. Information about other factors bearing on particular components of fiscal 2001 executive compensation is provided below. Except where otherwise noted elsewhere in this report, we determined the 2001 salary, bonus, and long-term incentive awards for Messrs. Kiser and Norton based on the same policies and after consideration of the same factors that we applied to the other executives.

Salary

      We set the fiscal 2001 salaries of all executive officers toward the beginning of the fiscal year after reviewing Cook’s study. Based on our analysis of the Cook report and other information, we raised the salaries of each of Messrs. Kiser, Norton and Jackson by 4.5%. We did not make any further adjustments to named executives’ salaries during the year. Mr. Risley’s salary was determined by negotiations between him and Mr. Kiser and was approved by the full board of directors.

Short-Term Incentive Awards

      Under La-Z-Boy’s management incentive plan, a cash bonus plan, the Compensation Committee annually establishes short-term performance criteria and the weightings for the various criteria at the start of the fiscal year. The award paid after fiscal year end is based on actual results compared to the established performance targets. For fiscal 2001, the maximum award opportunities established were 100% of salary for Messrs. Kiser, Norton, and Jackson. The performance criteria for fiscal 2001 were improvement in sales revenue and pretax income. One-third of the potential payout after year-end was based on sales revenue, and two-thirds was based on pretax income. The named executives receive no award unless both the sales revenue (adjusted for acquisitions and equivalent accounting periods) and pretax income exceed the respective prior year amounts.

      For fiscal 2001, La-Z-Boy’s consolidated sales revenue and pretax income decreased from fiscal 2000, So, we did not award any cash incentive bonus to any named executive. However, as discussed after the Summary Compensation Table, Mr. Kiser did receive a fiscal 2001 cash bonus due to his participation in the personal executive life insurance program.

Long-Term Incentives

      We believe that stock-based awards are an important component of executive compensation because they particularly link executive compensation to the maximization of shareholder value. For fiscal 2001, we used awards under the stock option plan and awards under the performance plan to further these objectives. Awards under La-Z-Boy’s restricted share plan also were available for that purpose, but consistent with the practice followed in prior years, we decided not to make any grants under that plan to any executive officer or any other employee eligible to participate in the performance plan.

      When considering the fiscal 2001 grant of options under the stock option plan to the named executives, we primarily were concerned with achieving an appropriate balance between stock-based awards and the other components of their compensation for the fiscal year. Toward that end, we relied on the Cook survey data concerning the practices in this area followed by other companies (including companies in the peer group shown in the performance comparison on page 19, as well as other potential competitors for executives) and Cook’s recommendations for achieving comparable allocation results in fiscal 2001. In addition, we considered the compensation opportunity that had been afforded executives early in fiscal 2001 through the grant of target awards under the performance plan and the availability of the performance plan for future grants of target awards to executive officers. Based on those factors, we determined to grant incentive stock options on 6,451 common shares and nonqualified stock options on 33,549 common shares to each of Messrs. Kiser, Norton, and Jackson.

      We awarded the performance awards under the performance plan reported as 2001 long-term incentive plan payouts in the Summary Compensation Table after the close of fiscal 2001 for the three-year performance cycle then ended. We had established four performance goals for each of those target awards, and after the end of the cycle we determined that only two performance goals had been achieved. Accordingly, since each executive officer had received a target award for the cycle, each received a 30-day option grant on 200% of the base number of common shares reflected in his target award at a price equal to 25% of the fair market value of the optioned shares on the grant date of the target awards.

The Compensation Committee
John F. Weaver, Chairman
David K. Hehl*
Rocque E. Lipford
H. George Levy, M.D.*
Helen O. Petrauskas*

*	Members of the Compensation Subcommittee

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

       Except for Helen Petrauskas, who began serving on both the Compensation Committee and the Compensation Subcommittee on January 1, 2001, each current member of the Compensation Committee and the Compensation Subcommittee served throughout fiscal 2001. No one other than the current members served on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 2001.

      The law firm of Miller, Canfield, Paddock and Stone, P.L.C., in which Rocque E. Lipford is a principal, provides us with legal services and has done so for many years.

2.  PROPOSAL TO APPROVE THE FURTHER AMENDED AND
RESTATED 1993 PERFORMANCE-BASED STOCK PLAN

Background

      At our 1996 annual meeting of shareholders, the shareholders approved an amendment and restatement of our 1993 Performance-Based Stock Plan. The version of the performance plan in effect today (the “current plan”) is that amended and restated version, modified to take into account the 3-for-1 stock split that occurred in 1998. The 1996 amendments were made in light of Section 162(m) of the Internal Revenue Code and related regulations. Section 162(m) imposes a $1 million-per-executive cap on the amount we may deduct for Federal income tax purposes as compensation expense paid to executive officers, but excludes from that cap performance-based compensation that satisfies the Section 162(m) regulations.

      The range of items the Compensation Subcommittee may use to set performance goals under the current plan are specified in the plan and therefore were approved by shareholders when they approved it in 1996. However, for purposes of the Section 162(m) regulations, that approval is effective for no longer than five years, so the items for setting performance goals need to be approved again this year in order to satisfy those regulations. In addition, in light of its experience administering the current plan since 1996, the Compensation Subcommittee has recommended other amendments to the current plan to the board of directors, some of which also require shareholder approval under the regulations or for other reasons. In accordance with the Compensation Subcommittee’s recommendation, the board has adopted a further amended and restated version of the performance plan (the “proposed plan”), subject to shareholder approval at the upcoming meeting.

      The general operation of the current plan is described above under “Long-Term Incentive Compensation Target Awards” (page 15) and in connection with the discussion of payouts under the plan following the Summary Compensation Table (page 12). We are providing the full text of the proposed plan in Exhibit B. The discussion that follows lists the range of items for setting performance goals (which are the same under both versions of the plan) and summarizes significant differences between the current plan and the proposed plan. In addition, the discussion provides information about target awards the Compensation Subcommittee has granted under the proposed plan, subject to its approval at the meeting, and about other matters relevant to the proposal to approve the proposed plan (and thereby, effectively, the items for setting performance goals and those target awards). You should review the full text of the proposed plan in Exhibit B as you deliberate on this proposal.

Differences between Current and Proposed Plans

      Use of Performance Goals and General Plan Operation. The current plan requires the Compensation Subcommittee to set at least four objectively determinable performance goals for each target award it grants for a given three-year performance cycle. (Since the performance plan originally was approved, the subcommittee has set four goals, which have been the same for all target awards, for any given cycle.) The current plan permits the subcommittee to specify various kinds of adjustments that can be made in the initially set performance goals, but all the adjustments also must be objectively determinable and any kinds specified must be specified in connection with the grant of a target award. The current plan also requires the subcommittee to establish a base number of shares for each target award grantee at the time target awards are granted. The performance award a target award grantee may receive under the current plan depends on how many performance goals actually are achieved during the cycle. The potential performance award ranges from a 30-day option on the base number of common shares specified for the grantee’s target award, at a per share price equal to 50% of the fair market value of a common share at the date of grant of the target award, if only one performance goal is achieved, to an outright grant of four times the base number of common shares, if all performance goals are achieved.

      The proposed plan requires the subcommittee to establish a single objectively determinable and uniform performance goal for all target awards it grants for a given performance cycle and to establish for each grantee at the time of grant the maximum number of shares the grantee may be granted as a performance award if the performance goal is achieved during the cycle. The proposed plan also authorizes the subcommittee to establish any number of subordinate goals, the non-achievement of which may reduce (but never increase) the performance award a grantee may receive after the end of the cycle. Subordinate goals may be objectively determinable but also may require subjective determinations by the subcommittee. As is true under the current plan, any adjustments to a performance goal must be objectively determinable and must be specified by the subcommittee when it sets the goal, but that is not the case for subordinate goals. The subcommittee will have discretion to consider adjustments to those goals throughout the performance cycle. Also, although the proposed plan authorizes the subcommittee to set subordinate goals, doing so is not required. If the subcommittee should elect not to set any subordinate goals for a cycle and also elects not to set any preconditions for receipt of performance awards for the cycle (as it has discretion to do under both versions of the plan), each target award grantee for the cycle would receive an outright grant of the maximum number of common shares specified for the grantee’s target award if the performance goal is achieved. In any case, in no event would any target award grantee receive any performance award for the cycle if the pre-established performance goal is not achieved.

      Mid-cycle Target Awards. The current plan requires that all target award grants for any given performance cycle be made no later than the first quarter of the first fiscal year in the cycle. The proposed plan authorizes the Compensation Subcommittee also to grant a target award later in the cycle to an employee hired after the normal time for granting these awards or to a employee who wasn’t granted one but who subsequently was promoted. Any mid-cycle target award granted must have the same performance goal or goals as were set for the normal target award grants for the cycle. However, if any mid-cycle target award is granted for a cycle ending in or after 2004, any subordinate goals and preconditions the Compensation Subcommittee determines to set for the target award need not be the same as any it set for other target awards for the same cycle.

      Limits on Total Available Shares. As originally adopted and approved, the performance plan authorized that, subject to adjustment for recapitalization events, for non-counting of any shares retained by us at the direction of the recipient of a performance award in satisfaction of tax withholding obligations associated with the award or in payment of the exercise price of an awarded option, and for increase by the number of any already-owned shares that may be transferred to us for either of these purposes or that were subject to options that expire unexercised, an aggregate 400,000 common shares could be issued as grants or in settlement of options granted under the plan. By the time of the 3-for-1 stock split in 1998, 274,016 shares remained available for those purposes, including 204,611 shares reserved for potential issuance pursuant to then outstanding target awards. After adjusting for the stock split and subsequent issuances, 631,901 shares remain available under the current plan, of which 317,820 shares (the maximum number that could be awarded) have been reserved for issuance as grants or pursuant to the exercise of options granted as performance awards for the cycles ending in 2002 and 2003. This leaves only 314,081 other shares that could be covered by the target awards granted earlier this year or that may be granted in the future. The proposed plan would increase the aggregate number of authorized shares by 1,500,000, by changing the aggregate number to 2,448,032, including the shares already reserved for potential 2002 and 2003 performance awards. That number will continue to be subject to adjustment for future recapitalization events and as otherwise described above.

      Limits on Target Awards to Individual Grantees. The current plan specifies that, subject to adjustment for recapitalization events, the base number of shares that may be set for any individual target award for a given performance cycle cannot exceed 22,500. The proposed plan makes no change in that limit with respect to awards for cycles ending before 2004, but adds a limit of 90,000 for the maximum number of shares that may be used for a target award granted to an individual target award grantee for any later cycle. That number also is subject to adjustment for recapitalization events.

      Performance Awards in the Event of Death. Under Section 7.1 of the current plan, if the grantee of a target award dies while still an employee or retires with the consent of our board and then dies, and if his or her performance cycle has not ended by then, the grantee’s executor or personal representative may elect to receive an performance award before the cycle ends. If that election is made, the holder of the target award would receive, either the performance award that would have been earned for achievement of only two performance goals, or an outright grant of twice the base number of shares set for the target award, depending upon whether the grantee’s employment terminated in the first or second half of the performance cycle. The proposed plan continues these provisions with respect to target awards for performance cycles ending before 2004. In addition, for the same circumstances with respect to target awards for later cycles, the proposed plan provides for a performance award of, either an option on half the maximum number of shares specified in the grantee’s target award at a per share exercise price of 25% of a share’s fair market value at the date of grant of the target award, or an outright grant of the same number of shares.

      Performance Awards in Event of Change in Control. Under Section 7.2 of the current plan if any of several specified “change in control” events occur each grantee of any then outstanding target award becomes entitled to the same performance award he or she would receive if all performance goals for the cycle had been achieved. The proposed plan continues these provisions with respect to cycles ending before 2004. In addition, with respect to later cycles, the proposed plan provides that each grantee of a target award would receive an outright grant of the maximum number of shares set for his or her target award and that any subordinate goals or preconditions set with respect to that award shall be disregarded.

Performance Goal Items

      The proposed plan allows a performance goal for any target award grant that relates to any of the following areas of our future performance over the relevant performance cycle: earnings per share; sales or other revenue growth; operating income; operating cash flow improvement; net income, before or after taxes; operating profit margin; return on total capital, equity, revenues, or assets; or EVA (net operating profit after tax less a charge for use of capital). These items are the same as those allowed under the current plan.

Target Award Grants Subject to Shareholder Approval

      In anticipation that the proposed plan may be approved at the upcoming meeting, during the first quarter of this fiscal year the Compensation Subcommittee granted target awards under it for the performance cycle that will end at the end of fiscal 2004 and mid-cycle target awards to a few employees for performance cycles to end at the end of fiscal 2002 or 2003. All of these grants are subject to approval of the plan at the meeting. We provide more information about these target award grants below. Due to the nature of the proposed plan, we cannot predict in advance the benefits that any employee ultimately may receive if the proposed plan is approved.

      Regular Target Award Grants. As contemplated by the proposed plan, for all target awards for the 2004 performance cycle, the Compensation Subcommittee established one performance goal. That goal relates to earnings per share. As permitted by the proposed plan, the subcommittee also established four uniform subordinate goals with respect to each target award. Those goals relate to sales growth, earnings before income taxes, operating margin, and total return on capital. The table that follows reports on the target awards that named executives and others were granted.

Target Awards for 2004 Performance Cycle

Maximum Number
Name of Executive or Group	of Shares

Gerald L. Kiser	20,000

Patrick H. Norton	20,000

Current Executive Officers, as a Group	55,650

Non-employee Directors, as a Group	0

Employees, excluding Executive Officers, as a Group	124,700

      The numbers reported in the table above are the numbers of shares that target award grantees would receive as outright grants if the performance goal and all four of the subordinate goals are achieved. If the performance goal is achieved but only three performance goals are achieved, the grantees’ performance awards would be reduced to grants of 75% of the numbers of shares shown above. If the performance goal is achieved but only two subordinate goals are achieved, the performance awards will be reduced to grants of options to purchase one-half of the numbers of shares shown in the table above at a per share exercise price of $4.4175 (25% of the fair market value of a common share on the date the target awards were granted). If the performance goal is achieved but only one subordinate goal is achieved, the performance awards would be reduced to options on one-quarter of the numbers of shares shown in the table above at a per share exercise price of $8.835 (50% of a share’s fair market value at the date of the target award grants). If the performance goal is not achieved, no performance awards will be granted to the target award grantees even if all subordinate goals are achieved, and if no subordinate goals are achieved, no performance awards will be granted even if the performance goal is achieved.

      Mid-cycle Target Award Grants. As also contemplated by the proposed plan, the mid-cycle target awards granted by the Compensation Subcommittee for the cycles ending in 2002 and 2003 continue to use the four performance goal standards that were used for the earlier target award grants for those cycles. In each case, the areas of performance to which these goals relate are overall sales growth, earnings before income taxes, operating margin and total return on capital. The tables that follow report on mid-cycle target awards that named executives and others were granted.

Mid-Cycle Target Awards for 2002 Performance Cycle

	Number of	Estimated Future Payouts
	Performance
	Shares	Threshold	Target	Maximum
Name	Base#(1)	#(2)	#(3)	#(4)

Gerald L. Kiser	0	0	0	0

Patrick H. Norton	0	0	0	0

Current Executive Officers, as a Group	925	925	1,850	3,700

Non-employee Directors, as a Group	0	0	0	0

Employees, excluding Executive Officers, as a Group	900	900	1,800	3,600

Mid-Cycle Target Awards for 2003 Performance Cycle

	Number of	Estimated Future Payouts
	Performance
	Shares	Threshold	Target	Maximum
Name	Base#(1)	#(2)	#(3)	#(4)

Gerald L. Kiser	0	0	0	0

Patrick H. Norton	0	0	0	0

Current Executive Officers, as a Group	2,725	2,725	5,450	10,900

Non-employee Directors, as a Group	0	0	0	0

Employees, excluding Executive Officers, as a Group	1,688	1,688	3,375	6,750

(1)	In each of the tables above, the numbers reported are the numbers of shares that would become subject to 30-day option if only one performance goal is achieved. The per share exercise price for any such option would be 50% of the fair market value of a common share at the date of grant of the target awards.

(2)	In each table, the numbers reported are the numbers of shares that would become subject to 30-day option if two performance goals are achieved. The per share exercise price for any such option would be 25% of the fair market value of a common share at the date of grant of the target awards. For achievement of three performance goals, an outright grant of 150% of the same number of shares would be made.

(3)	For each table, the numbers reported are the maximum numbers of shares that would be awarded, in the form of an outright grant, if all performance goals are achieved.

Other Matters

      Shareholder approval of the proposed plan is not required by the terms of the current plan or by Michigan corporate law. However, shareholder approval of some provisions of the proposed plan are required by the Section 162(m) regulations and shareholder approval of some provisions also may be required by rules of the NYSE. Our board of directors has determined that it is preferable to submit the entire proposed plan for approval, rather than merely those provisions for which shareholder approval is necessary, and also has determined to require approval in accordance with the NYSE rules, which impose a more rigorous approval standard than otherwise would apply. Under this standard, the proposal to approve the proposed plan will be carried if a majority of all common shares entitled to vote actually are voted “For” or “Against” the proposal and if a majority of the shares actually voted on the proposal are in favor of the proposal. For these purposes, if an abstention or broker non-vote is registered concerning the proposal with respect to any shares entitled to be voted, those shares will be considered not voted.

      If the proposed plan is approved, that approval also will operate to approve the items for setting performance goals and to approve and make effective the target awards that have been granted subject to approval of the proposed plan. Based on the current Section 162(m) regulations, our board believes that, upon such approval, any performance awards paid out on the target awards granted for the cycle ending in 2004 will satisfy the requirements for exclusion from Section 162(m)’s deduction limit. The mid-cycle awards that have been granted may not satisfy the requirements for that exclusion, but the board and the Compensation Subcommittee do not expect any of those awards to present deduction problems, and the subcommittee does not expect to grant any future mid-cycle awards when deduction is a concern.

      As indicated in the last section of the proposed plan, to the extent it proves to be necessary to seek additional shareholder approval in order for any post-cycle payouts on future target awards to qualify for exclusion from the Section 162(m) deduction limit, the target awards will not be granted (or, if granted on a contingent basis, will not become effective) unless the requisite shareholder approval has been obtained. (Based on the current Section 162(m) regulations, additional shareholder approval of target awards would not be needed before the first meeting of shareholders in calendar year 2006.) However, as is the case under the current plan, if provisions of Section 7.1 or Section 7.2 of the plan should result in payout of a performance award, irrespective of the actual achievement of performance goals for a cycle, the payout would not be excluded from the Section 162(m) deduction limit under the current regulations. Thus, it is possible that not all performance award payouts will be fully deductible.

      If the proposed plan is not approved, the target awards that have been granted subject to that approval will not become effective, and no future target awards will be granted unless any shareholder approval for such grants required by the Section 162(m) regulations subsequently is obtained.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE FURTHER AMENDED AND RESTATED PERFORMANCE PLAN.

MISCELLANEOUS

Director Nominations and Shareholder Proposals for Next Annual Meeting

      If you would like to recommend a director candidate for consideration by the Committee on the Board, you should send your recommendation to the Secretary, who will forward it to the Committee. If you would like your recommendation to be considered for director nominations at the annual meeting of shareholders to be held in calendar 2002, you should submit it no later than May 1, 2002. Your recommendation should include a description of your candidate’s qualifications for board service; your candidate’s consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting you and the candidate for more information.

      If you would prefer to nominate a director candidate at the meeting yourself, our bylaws require that you notify us of your intention to do so no later than May 1, 2002. Your notice must include your nominee’s name, age, residence and business address, and principal occupation, the number of common shares beneficially owned by the nominee, and all other information about the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.

      If you would like to submit a proposal for inclusion in our proxy materials for the calendar 2002 annual meeting, you must submit it to us no later than March 1, 2002. Even if a proposal is submitted by that date, we will have the right to omit it if it does not satisfy the requirements for inclusion under SEC Rule 14a-8.

      Any shareholder proposal for the calendar 2002 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to us on or before May 15, 2002. Proxies for that meeting may confer discretionary authority to vote on any untimely proposal without express direction from the shareholders giving the proxies.

      Any shareholder proposal or nomination should be sent to our principal offices in Monroe, Michigan, addressed to the attention of the Secretary.

Costs of Proxy Solicitation

      We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing and mailing this proxy statement and accompanying documents.

      This year you may vote by mail, by telephone or online. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone or computer as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan

June 29, 2001

      We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 28, 2001 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC through the SEC’s Web site at www.sec.gov.

Exhibit A

La-Z-Boy Incorporated

Audit Committee Charter

Purpose

      The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s system of internal accounting and financial controls and the annual independent audit of the Company’s financial statements.

      In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company’s shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

      The Committee shall review the adequacy of this Charter on an annual basis.

Membership

      The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

      Accordingly, all of the members will be directors:

1.	Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

2.	Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

Key responsibilities

      The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the

A-1

understanding that the Committee may diverge from this guide as appropriate given the circumstances.

•	The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 as amended.

•	As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 as amended; this review will occur prior to the Company’s filing of Form 10-Q.

•	The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

•	The Committee shall:

•	request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

•	discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence; and

•	recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

A-2

Exhibit B

La-Z-Boy Incorporated

Further Amended and Restated
1993 Performance-Based Stock Plan

Article I

       1.1  Purpose. The purpose of the Plan is to provide the Company and its subsidiaries with additional means of (a) attracting and retaining competent new personnel and other key employees, (b) insuring the retention of the services of existing executive personnel and key employees, and (c) providing incentive to all such personnel to devote their utmost effort and skills to the long-term advancement and betterment of the Company and its shareholders.

Article II

       2.1  Certain Definitions. When used in the Plan, the following terms have the following respective meanings:

(a) “Base Number” has the meaning set forth in Section 6.1 of the Prior Plan Version.

(b) “Board” or “Board of Directors” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as in effect at a given time, or any such successor code as may be in effect at the time.

(d) “Company” means La-Z-Boy Incorporated, a Michigan corporation.

(e) “Committee” means the Compensation Subcommittee of the Board of Directors (or such other Board committee or subcommittee as the Board of Directors hereafter may designate from time to time), all of the members of which at any given time shall satisfy all such criteria as are then necessary in order to facilitate exemption of compensation paid pursuant to the Plan from the tax deduction limit imposed by Section 162(m) and also shall satisfy be Non-Employee Directors within the meaning of that term under Rule 16b-3.

(f) “Disability” means permanent mental or physical disability as determined by the Committee.

(g) “Employee” means an employee (who also may be an officer) of the Company or any of its subsidiaries.

(h) “Fiscal Year” means the fiscal year of the Company.

(i) “Fair Market Value” means the closing sale price of a Share on the New York Stock Exchange for the date as of which such value is being determined or, if no shares traded on such exchange on that date, then for the latest preceding date on which the Shares so traded.

(j) “Maximum Grant Number” has the meaning set forth in Section 6.1 hereof.

(k) “Option” means an option to purchase Shares granted as a Performance Award, either in reduction of the Performance Award that otherwise would be granted for achieving a Performance Goal under the Plan, or pursuant to the Prior Plan Version.

(l) “Performance Award” means an award of Shares or an Option granted pursuant to Section 6.4, 7.1, or 7.2 of the Plan or the Prior Plan Version to the holder of a Target Award.

(m) “Performance Cycle” means a period of three consecutive Fiscal Years commencing with and including the Fiscal Year in or for which a given Target Award is granted.

(n) “Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Target Award and relating to any of the following areas of Company performance over the Performance Cycle for such Target Award: earnings per share; sales or other revenue growth; operating income; operating cash flow improvements; net income, before or after taxes; operating profit margin; return on total capital, equity, revenues, or assets; or EVA (net operating profit after tax less a charge for use of capital).

(o) “Plan” means the La-Z-Boy Incorporated Further Amended and Restated 1993 Performance-Based Stock Plan, as approved by the Company’s shareholders and as it thereafter may be further amended and in effect at any given time.

(p) “Prior Plan Version” means the version of the Company’s 1993 Performance-Based Stock Plan that was in effect immediately before approval of the Plan by the Company’s shareholders.

(q) “Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission as in effect and applicable to transactions in Shares at a given time, or such successor rule or regulation as then in effect and so applicable.

(r) “Shares” means the Company’s Common Shares, $1.00 par value.

(s) “Section 162(m)” means Section 162(m) of the Code (or such successor section as may be in effect at a given time), together with the regulations of the U.S. Department of the Treasury promulgated thereunder.

(t) “Subordinate Goal” means any goal established by the Committee with respect to a given Target Award the non-achievement of which during the applicable Performance Period would reduce the Performance Award the holder of the Target Award otherwise would receive even if the Performance Goal established for that Target Award is achieved.

(u) “Target Award” means an award, granted pursuant to the Plan and more fully described in Article VI hereof, or granted under the Prior Plan Version, that entitles the holder to receive a Performance Award if a Performance Goal established for that award is achieved

Article III

       3.1  Aggregate Number of Shares Available and Reserved for the Plan. Subject to the provisions of Section 8.3 hereof, the aggregate maximum number of Shares which may be issued as Performance Awards or in settlement of Options granted as Performance Awards is 2,448,032, which includes 316,131 shares that have been issued with respect to Performance Cycles ended before fiscal 2002 and 317,820 shares reserved for future issuance with respect to Performance Cycles ending in or after fiscal 2002. If any Option or Option portion granted under the Plan shall expire, terminate, or be canceled for any reason prior to its exercise, the Shares theretofore subject to such Option or portion shall continue to be available for purposes of the Plan. Moreover, any Shares retained by the Company at the direction of the recipient of a Performance Award in satisfaction of tax withholding obligations associated with such Award or in payment of the exercise price of an Option shall not be counted toward the aggregate number of available Shares hereinabove set forth, and that number shall be increased by the number of any already owned Shares that may be transferred to the Company in satisfaction of such withholding obligations or in payment of the exercise price of an Option.

      3.2  Limits on Awards to Individual Grantees. The Maximum Grant Number for any Target Award granted to any Employee for a Performance Cycle ending after 2004 may not exceed 90,000 shares (subject to adjustment pursuant to Section 8.3 hereof), and the Base Number for any Target Award granted to any Employee pursuant to section 6.1(b) of the Plan for a Performance Cycle ending before 2004 may not exceed 22,500 shares. No more than one Target Award may be granted to any employee for any given Performance Cycle.

Article IV

       4.1  Eligibility. No one other than an Employee shall be eligible to receive any Target Award under the Plan, and the only Employees eligible to receive Target Awards at a given time shall be those who at such time are officers of the Company or a subsidiary or are otherwise determined by the Committee to be key Employees. Eligibility to be granted a Target Award confers no right upon any Employee to be selected for or to receive any such grant.

      4.2  No Effect on Employment Rights. Nothing in the Plan or in any instrument or document describing the Plan or evidencing or describing any Target Award or Performance Award shall in any way be construed to limit in any respect the right of the Company or a subsidiary to terminate any Employee’s employment at any time, without regard to the effect of such termination on any rights or expectations of benefit such Employee would or might otherwise have under the Plan or any Target Award or Performance Award made to such Employee, or to give any right to any Employee to remain employed by the Company or a subsidiary in any particular position or at any rate of compensation.

Article V

       5.1  Authority of the Committee. The Plan shall be administered by the Committee, which, subject to the limitations expressly set forth in the Plan, shall have the exclusive authority to (a) determine those Employees who are eligible to be granted Target Awards, (b) select from among such eligible Employees those to whom such awards will be granted, (c) establish the terms and conditions of each Target Award granted, including any Subordinate Goals or preconditions related to that Target Award that the Committee determines to be appropriate, (d) establish and adjust the Performance Goal and any Subordinate Goals or preconditions related to any Target Award, and (f) determine the extent to which a Performance Goal or any Subordinate Goal has been achieved and any preconditions to a Performance Award have been satisfied. Prior to making the decisions described above, in addition to consulting with such other persons and considering such other matters as it may deem appropriate or advisable, the Committee shall consult with and consider the recommendations of the Chairman of the Board and/or the President and such other management personnel as they or either of them may designate, but the Committee need not follow such recommendations in reaching such decisions, all of which shall be made by the Committee in its sole discretion. The Committee also shall have the authority to interpret the provisions of the Plan and the terms of any instruments or other documents evidencing Target Awards or Options, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for its administration. The Committee’s interpretation or construction of the Plan and any awards granted under it shall be conclusive and binding upon all interested persons.

Article VI

       6.1  Timing of Grant and Basic Terms of Target Awards.

      (a)  Normal Awards. Target Awards for Performance Cycles ending before 2004 are governed by the Prior Plan Version, except as otherwise expressly provided in the Plan. As to Target Awards for Performance Cycles to end in or after 2004, as soon as practicable after the beginning of each Performance Cycle (and in any case during the first quarter of the first Fiscal Year within the Performance Cycle), the Committee shall:

(i) select from among the then-eligible Employees those (if any) to whom Target Awards will then be granted;

(ii) with respect to all Target Awards for the Performance Cycle, establish a uniform Performance Goal;

(iii) for each Target Award, specify the maximum number of Shares that may be granted to the holder as a Performance Award if the Committee subsequently determines that the Performance Goal has been achieved (the “Maximum Grant Number”);

(iv) with respect to any Target Award, establish any such preconditions to receipt of a Performance Award and any such Subordinate Goal or Goals relating to the Target Award as the Committee, in its discretion, may determine to be appropriate; and

(v) if any Subordinate Goals are established with respect to a Target Award, specify the manner in which the Performance Award that otherwise may be granted for achievement of the Performance Goal will or may be reduced if less than all Subordinate Goals are achieved.

      (b)  Mid-Cycle Awards. At any time after the first quarter of the first Fiscal Year within a Performance Cycle, the Committee may grant a Target Award for the Performance Cycle to any employee hired after the beginning of the Performance Cycle, or who did not previously receive a Target Award for the Performance Cycle but subsequently was promoted, and whose new responsibilities the Committee determines to merit such an award. If any such Target Award is granted for a Performance Cycle ending before 2004, the same Performance Goals and any preconditions established by the Committee at the time it originally granted Target Awards for that cycle also shall apply to the new Target Award. If any such Target Award is granted for a Performance Cycle ending in or after 2004, the Committee may establish preconditions and Subordinate Goals relating to the Target Award as it determines to be appropriate, but the Performance Goal relating to the Target Award must be the same as the uniform Performance Goal for the cycle previously established by the Committee.

      (c)  Other Matters Affecting Basic Terms of Target Awards. Except to the extent expressly required in the preceding paragraphs of this section (or in Section 6.1 of Prior Plan Version for Target Awards granted for Performance Cycles ending before 2004), the Maximum Grant Number (or the Base Number, for Target Awards for Performance Periods ending before 2004), the Performance Goal or Goals, any preconditions, any Subordinate Goals, the maximum Performance Award established by the Committee with respect to any Target Award granted at a given time, and the range of potential Performance Awards any holder of a Target Award ultimately may receive need not be the same as those for any other Target Award granted at the same time or at any other time. Such preconditions and Subordinate Goals as the Committee may determine to establish with respect to a Target Award may include preconditions and Subordinate Goals the satisfaction or achievement of which may call for subjective determinations by the Committee. However, except as otherwise expressly provided in Section 7.1 or 7.2, in no event shall the holder of any Target Award for a Performance Period ending in or after 2004 receive any Performance Award in respect of such Target Award unless and until it subsequently has been determined by the Committee that the Performance Goal related to such Target Award actually has been achieved, and except as otherwise expressly provided in Section 7.1 or 7.2 of the Prior Plan Version, in no event shall the holder of any Target Award for a Performance Period ending before 2004 receive any Performance Award in respect of such Target Award unless and until it subsequently has been determined by the Committee that at least one of the Performance Goals related to such Target Award actually has been achieved or receive a Performance Award more favorable to the holder than the Performance Award originally specified for achievement of the number of Performance Goals that actually are achieved.

      6.2  Adjustment of Performance Goals and Subordinate Goals. In connection with the establishment of a Performance Goal for a given Target Award, the Committee shall specify which (if any) types or categories of extraordinary, unusual, or other items or events shall be excluded or otherwise not taken into account when actual Company results relating to the Performance Goal are calculated, and the only adjustments to actual Company results which thereafter shall be permissible for purposes of such calculation shall be objectively determinable adjustments for the items or events so specified. If the Committee elects to establish a Subordinate Goal for a given Target Award that relates to Company financial results, the Committee also may specify types or categories of extraordinary, unusual, or other items or events that are to be excluded or otherwise not taken into account when actual Company results relating to the Subordinate Goal are determined, but even if the Committee does not specify any such matters at the time the Subordinate Goal is set, it will have the discretion to consider such matters and to make such in actual Company results as it determines to be appropriate when it considers whether the Subordinate Goal has been achieved.

      6.3  Form of Instrument. Each Target Award granted under the Plan shall be evidenced by a written instrument in form prescribed by the Committee. With respect to Target Awards for Performance Cycles ending before 2004, such instrument, in addition to such other terms, provisions, and conditions not inconsistent with the Prior Plan Version as the Committee deems appropriate, shall set forth the Base Number and all Performance Goals for such Target Award, the effect of achievement of one or more of the Performance Goals upon the nature of the Performance Award which may be earned, and any preconditions to receipt of a Performance Award which the Committee has established. With respect to Target Awards for Performance Cycles ending in or after 2004, such instrument, in addition to such other terms, provisions, and conditions not inconsistent with the Plan as the Committee deems appropriate, shall set forth the Maximum Grant Number, the Performance Goal, and any Subordinate Goals for such Target Award, the effect of non-achievement of any one or more Subordinate Goals upon the nature of the Performance Award which may be earned, and any preconditions to receipt of a Performance Award which the Committee has established.

      6.4  Determination, Grant, and Notice of Performance Awards Earned. As soon as practicable after the end of each Performance Cycle, the Committee shall determine the extent to which the Performance Goal or Goals and Subordinate Goals in effect for each outstanding Target Award granted for that cycle have been achieved and whether any and all preconditions to receipt of a Performance Award for that cycle have been satisfied. After such determinations and in light of the pertinent provisions of each such Target Award, the Committee then shall declare the particular Performance Award, if any, which the holder of the Target Award has earned. As promptly as practicable thereafter, each holder of such a Target Award shall be notified in writing whether a Performance Award has been earned with respect to such Target Award and, if so, the specific terms and conditions of that Performance Award. Whenever the Committee declares that a Performance Award has been earned, the date of grant of such award shall be deemed to be the date of such Committee declaration.

      6.5  Certain Provisions Concerning Option Exercises. Any Option granted as a Performance Award hereunder or under the Prior Plan Version may be exercised in whole or in part at any time or from time to time, but only up to and including the 30th day following the date of written notice of the Option contemplated by Section 6.4, upon the close of which day it shall expire to the full extent theretofore unexercised. During the lifetime of any Employee-grantee of an Option, the Option may be exercised only by such grantee. The exercise of any Option shall be made only by a written notice delivered to and acknowledged by the Secretary or an Assistant Secretary of the Company, specifying the number of optioned Shares to be purchased, accompanied by payment in full therefor, and otherwise in accordance with such terms and conditions relating to the Option as may have been set forth in the notice of the Option contemplated by Section 6.4. Unless further limited in said notice at the direction of the Committee, the exercise price may be paid by the Option holder in cash, by check, or by transferring to the Company Shares then owned by the holder or directing the Company in writing to retain some of the Shares otherwise issuable upon exercise of the Option (in either case, with such transferred or retained Shares valued at their aggregate Fair Market Value as of the Option exercise date), or by a combination of the foregoing.

      6.6  Withholding. The recipient of a Performance Award may be required to pay the Company, and the Company shall have the right to deduct from any amounts otherwise payable by the Company to said recipient, the full amount of any and all taxes required by law to be paid or withheld in respect of such Performance Award or, if the Performance Award is an Option, in respect of its exercise. Subject to any limitations imposed by the Committee, a Performance Award recipient may elect to satisfy his or her withholding obligations in whole or in part by transferring Shares to the Company or directing it in writing to retain some of the Shares otherwise issuable to the recipient in settlement of the Performance Award or its exercise. Any Shares so transferred shall be valued at their aggregate Fair Market Value on the transfer date, and any Shares so retained shall be valued at their aggregate Fair Market Value on the settlement date.

Article VII

       7.1  Effect of Employment Termination on Outstanding Target Awards. If the grantee of an outstanding Target Award ceases to be an Employee at any time during the Performance Cycle relating to the Target Award (or thereafter but prior to the Committee determination concerning such award contemplated by Section 6.4) for any reason other than death, disability, or retirement with the consent of the Company, the Target Award thereupon automatically shall be canceled. If during the Performance Cycle relating to a Target Award: (a) the grantee of an outstanding Target Award dies while still an Employee or the grantee both (i) ceases to be an Employee due to disability or retirement with the consent of the Company and (ii) subsequently dies; and (b) the personal representative, executor, or other administrator of the estate of such grantee so requests in writing in such form as the Committee shall have prescribed, then upon receipt and acknowledgement by the Secretary or an Assistant Secretary of the Company of such written request, the following Performance Award shall be deemed to have been earned and granted in respect of such Target Award:

      I)  If the applicable Performance Cycle is to end in or after 2004, (y) a Performance Award consisting of an Option covering half the Maximum Grant Number of Shares specified for the Target Award at a per Share exercise price equal to 25% of Fair Market Value on the date of such written request, if the grantee’s employment terminated during the first half of the Performance Cycle or (z) a Performance Award consisting of an outright grant of half the Maximum Grant Number of Shares specified for the Target Award, if the grantee’s employment terminated during the second half of the Performance Cycle. Except as hereinabove expressly provided, termination of the employment of the grantee of an outstanding Target Award due to death, disability, or retirement with the consent of the Company shall have no effect on the terms of such Target Award; and

      II)  If the Performance Cycle is to end before 2004, the Performance Award provided for in Section 7.1 of the Prior Plan Version.

      7.2  Effect of Change in Control Upon Outstanding Target Awards.

      (a)  With respect to any Target Award for a Performance Cycle ending in or after 2004, if after the date on which the Plan is approved by the Company’s shareholders: (a) any “person” or “group” (as such terms are used with respect to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than pursuant to a transaction or agreement approved in advance by the Board of Directors, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities and Exchange Commission) of voting securities representing 25% or more of the combined voting power of all then outstanding voting securities of the Company, or obtains the right to acquire such beneficial ownership (any such person or group an “Acquiring Person”) or (b) during any period of 24 consecutive calendar months, the individuals who at the beginning of such period constituted the Board of Directors, and any new Directors whose election by the Board or whose nomination for election by Company shareholders was approved by a vote of at least two-thirds of the members of the Board who either were Directors at the beginning of the period or whose election or nomination as Directors was previously so approved, cease for any reason to constitute at least a majority of the Board members, then, each holder of such a Target Award then outstanding thereupon automatically shall be deemed to have earned and been granted the Performance Award which the holder would have earned had the Performance Goal related to such Target Award been achieved, and if, at any time while there is an Acquiring Person, there occurs (x) a merger or consolidation to which the Company is a party, whether or not the Company is the surviving or resulting corporation, (y) a reorganization (including, without limitation, a share exchange) pursuant to which the Company becomes a subsidiary of another entity, or (z) the sale of all or substantially all of the assets of the Company, then, each holder of such a Target Award outstanding immediately prior to the effective time of such merger, consolidation, reorganization, or asset sale shall be deemed to have earned and been granted immediately prior to such effective time the Performance Award which the holder would have earned had the Performance Goal related to such Target Award been achieved, unless such merger, consolidation, reorganization, or asset sale had been approved by a majority of the Directors who were members of the Board prior to the time the Acquiring Person became such. For purposes of the preceding sentence, any Subordinate Goals or preconditions established with respect to such a Target award shall be disregarded and of no effect.

      (b)  With respect to any Target Award for a Performance Cycle ending before 2004, the effect of any of the foregoing events on the Target Award shall be as set forth in Section 7.2 of the Prior Plan Version.

      7.3  Effect of Employment Termination upon Options. Termination of employment of the Employee-grantee of an outstanding Option shall have no effect upon the terms of such Option.

Article VIII

       8.1  Non-Transferability. No Target Award or Option, and no rights of an Employee relating to any Target Award or Option, may be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner whatsoever, other than by will or the law of descent and distribution.

      8.2  Regulatory Compliance and Listing. Notwithstanding anything in the Plan to the contrary, the issuance or delivery of any Shares as a Performance Award or pursuant to the exercise of an Option may be postponed by the Company for such period as may be required to enable the Company to comply with any applicable securities laws or regulations, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to issue or deliver any such Shares if the issuance or delivery thereof shall constitute a violation of any applicable provision of law or regulation of any governmental authority or national securities exchange.

      8.3  Adjustments for Re-capitalization. With respect to Target Awards for Performance Cycles ending in or after 2004 and to any Option granted under the Plan or the Prior Plan Version: whenever a stock split, stock-on-stock dividend, or other relevant change in the capitalization of the Company or a successor thereto (each, a “re-capitalization event”) occurs, the Board of Directors shall make such changes in the kind of securities which thereafter may be directly granted as Performance Awards or made subject to Options, the highest Maximum Grant Number that may be used for any Target Award, the Maximum Grant Number theretofore designated with respect to any then-outstanding Target Award, the type and number of securities subject to any then-outstanding Option and/or the exercise price thereof, and the other terms and conditions of then-outstanding Target Awards or Options as the Board determines to be appropriate in order to carry out the purposes of the Plan in light of such re-capitalization event. With respect to Target Awards for Performance Cycles ending before 2004, whenever a recapitalization event the Board shall make such changes in the kind of securities which thereafter may be directly granted as Performance Awards or made subject to Options, the highest Base Number that may be used for any Target Award, the Base Number theretofore designated with respect to any then-outstanding Target Award, and the other terms and conditions of then-outstanding Target Awards as the Board determines to be appropriate in order to carry out the purpose of the Revised Plan Version and the Plan in light of such recapitalization event.

      8.4  Termination, Suspension, or Amendment. The Plan at any time or from time to time may be terminated, suspended, or amended in any manner, in whole or in part, by resolution of the Board of Directors; provided however, that no such action by the Board shall adversely affect the rights of the holder of any then-outstanding Option or Target Award without such holder’s consent.

      8.5  Governing Law. The Plan and the terms of any Target Award or Option shall be governed and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

      8.6  Shareholder Approval. The Company’s 1993 Performance-Based Stock Plan as originally adopted by the Board was approved by the Company’s shareholders July 26, 1993. The Prior Plan Version was adopted by the Board May 30, 1996 and approved by the Company’s shareholders July 29,1996. This La-Z-Boy Incorporated Amended and Restated 1993 Performance-Based Stock Plan shall be disclosed to and submitted for approval by the Company’s shareholders at the Company’s annual meeting to be held in calendar year 2001. Any Target Awards for the Performance Cycle ending in 2004 that are granted by the Committee prior to such meeting, and any Target Awards for a Performance Cycle ending before 2004 that are granted by the Committee before such meeting and after the time contemplated by Section 6.1 of the Prior Plan Version, shall be subject to such approval and shall be canceled and of no effect unless such approval is obtained. If such approval is obtained, those aspects of the Plan concerning subsequent grants of Target Awards for which additional shareholder approval may become required under Section 162(m) also shall be disclosed to and submitted for shareholder approval as and to the extent so required. In no event may any Target Award be granted for any Performance Cycle ending after April 24, 2004 unless, either any and all of such shareholder approval requirements as Section 162(m) then would impose concerning the Target Award already have been satisfied, or the award is granted subject to such approval.

Adopted June 18, 2001, subject to shareholder approval,

by the Board of Directors of La-Z-Boy Incorporated

LA-Z-BOY INCORPORATED

PROXY

     The undersigned hereby appoints Gerald L.Kiser and Patrick H. Norton, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, July 30, 2001 at 11:00 o’clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

(Continued and TO BE SIGNED on other side)

ANNUAL MEETING OF SHAREHOLDERS of

LA-Z-BOY INCORPORATED

July 30, 2001

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS    _____________________________

- Please Detach and Mail in the Envelope Provided -

A	[X]	Please mark your votes as in this example.

WITHHOLD

		FOR	Authority to vote

		all nominees	for all nominees

		listed to right	listed to right

1.	ELECTION OF DIRECTORS.	[ ]	[ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.)

Nominees:	David K. Hehl

Rocque E. Lipford

Jack L. Thompson

2.	To approve a further amendment and restatement of the Company’s 1993 Performance-Based Stock Plan.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposal 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark, sign, date and return the proxy card using the enclosed envelope.

SIGNATURE	_____________________________________________________________________ SIGNATURE SHOULD AGREE WITH NAME(S) ON STOCK CERTIFICATE.	DATE	_____________

SIGNATURE	_____________________________________________________________________ SIGNATURE IF HELD JOINTLY	DATE	_____________

NOTE:	When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.